SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 31, 2007

Public Service Company of Colorado

(Exact name of registrant as specified in its charter)

Colorado

(State or other jurisdiction of incorporation)

001-3280	84-0296600
(Commission File Number)	(IRS Employer Identification No.)

1225 17th St., Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 303-571-7511

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers: Compensatory Arrangements of Certain Officers

On May 31, 2007, Patricia K. Vincent, chief executive officer and president of Public Service Company of Colorado, a wholly owned subsidiary of Xcel Energy Inc., announced her resignation, effective June 5, 2007. Ms. Vincent was a named executive officer of Xcel Energy Inc. in its most recent proxy statement of April 18, 2007.

Item 8.01. Other Events

On Dec. 1, 2006, Public Service Company of Colorado (“PSCo”) filed with the Colorado Public Utilities Commission (“CPUC”), a request to increase natural gas rates by $41.5 million, representing an overall increase of 2.96 percent, primarily related to capital investments and rising operating costs.  The request assumes a common equity ratio of 60.17 percent and a return on equity (“ROE”) of 11 percent.  The jurisdictional rate base is approximately $1.1 billion.

On April 6, 2007, the CPUC staff and the Colorado Office of Consumer Counsel (“OCC”) filed answer testimony to Xcel Energy’s requested increase in revenue requirements. The CPUC staff recommended an overall revenue increase of $30.5 million, based on a 10 percent ROE and a 60.17 percent common equity ratio.

The OCC recommended an overall revenue decrease of $4.8 million related to three major adjustments.  First, they recommended an ROE of 9 percent assuming a 60.17 percent common equity ratio. Secondly, they proposed a consolidated income tax adjustment, the effect of which is a revenue requirement decrease of $11.9 million.  Thirdly, they proposed an adjustment to depreciation and amortization expense, resulting in a revenue requirement decrease of $10.5 million.  The OCC also recommended the disallowance of annual incentive compensation costs of $1.2 million, the revision of the weather normalization of test year revenues, the rejection of PSCo’s partial decoupling proposal, and policy changes regarding PSCo’s line extension policy.

On May 11, 2007, PSCo filed rebuttal testimony in which it reduced its requested ROE from 11.0 percent to 10.75 percent and responded to issues raised by the interveners.

On May 31, 2007, PSCo entered into a settlement agreement (the “Settlement”) with the CPUC staff, the OCC and Seminole Energy Services LLC.  The Settlement provides for an overall revenue increase of approximately $32.3 million in annual revenues.  It is based on a 10.25percent return equity and a 60.17percent equity ratio as well as three minor financial adjustments for (1) an update in the cost of debt; (2) a change in the weather normalization calculation; and (3) a change in the amortization of certain manufactured gas plant clean up costs. The Settlement provides for the implementation of a partial decoupling mechanism under which PSCo will track, in a deferred account, changes in the residential use per customer from the test-year level and either collect or return the differences as applied to all residential customers through a partial decoupling rate adjustment rider.  Hearings on the Settlement will likely be heard on June 7-8, 2007.  Four large gas customers, all of which intervened in the case but did not file testimony, did not sign the stipulation and have the right to contest it at hearing.  Commission action on the settlement is not expected until later this month or July.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Public Service Company of Colorado (a Colorado Corporation)

/s/ BENJAMIN G.S. FOWKE III
Benjamin G.S. Fowke III
Vice President and Chief Financial Officer

June 4, 2007